                                                                   EXHIBIT 10.20

                        EXECUTIVE SUPPLEMENTAL RETIREMENT

                                    AGREEMENT

     THIS Executive Supplemental Retirement Agreement (this "Executive Agreement") is made and entered into this 20th day of October, 1999, by and between Gwinnett Banking Company, a bank organized and existing under the laws of the State of Georgia (hereinafter referred to as the "Bank"), and Larry Key, an Executive of the Bank (hereinafter referred to as the "Executive").

                                    RECITALS

     The Executive is now in the employ of the Bank and has for many years faithfully served the Bank. It is the consensus of the Board of Directors (hereinafter referred to as the "Board") that the Executive's services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Executive's experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Executive's continued services so essential to the Bank's future growth and profits, that it would suffer severe financial loss should the Executive terminate his service with the Bank.

     In consideration of the valuable services rendered and to be rendered by the Executive, the Board has deemed it advisable and in the best interest of the Bank to provide supplemental retirement benefits and certain death benefits to the Executive in accordance with the terms and provisions of this Executive Agreement as an inducement to the Executive to continue in the employment of the Bank and to provide the Executive with greater security and peace of mind.

     NOW THEREFORE, in consideration of services the Executive has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Executive agree as follows:

I.   DEFINITIONS

     As used in this Executive Agreement, including this Paragraph I, the following definitions shall be applicable:

     A.   Effective Date:

          The "Effective Date" of this Executive Agreement shall be October 20, 1999.

     B.   Plan Year:

          Any reference to the "Plan Year" shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term the "Plan Year" shall mean the period from the Effective Date to December 31st of the year of the Effective Date.

     C.   Retirement Date:

          "Retirement Date" shall mean retirement of the Executive from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Executive reaches his Normal Retirement Age [Subparagraph I K] or such later date as the Executive may actually retire.

     D.   Early Retirement Date:

          "Early Retirement Date" shall mean retirement of the Executive from service with the Bank which is effective prior to his Normal Retirement Age, provided the Executive has attained at least age sixty-two (62). "Early Retirement Age" shall mean the date on which the Executive attains age sixty-two (62).

     E.   Termination of Service:

          "Termination of Service" shall mean the voluntary resignation of service with the Bank by the Executive before his Early Retirement Age or the Bank's discharge of the Executive without cause prior to his Normal Retirement Age.

     F.   Pre-Retirement Account:

          An unfunded, separate bookkeeping account (hereinafter referred to as the "Pre-Retirement Account") established as a liability reserve account on the books of the Bank for the benefit of the Executive. Subject to Subparagraph I F (i) hereinbelow and except as otherwise provided in this Executive Agreement, such liability reserve account shall be increased or decreased each Plan Year until the Executive's Retirement Date [Subparagraph I C] (or when applicable, Normal Retirement Age or Early Retirement Date) by the Index Retirement Benefit [Subparagraph I G].

          (i) If the Executive voluntarily resigns from service with the Bank WITHIN the twelve-month period next following a Change of Control and such resignation also occurs prior to his Early Retirement Age, his Pre-Retirement Account shall not be increased or decreased with respect to any Plan Year that begins after the Plan Year in which such resignation occurs. With respect to the Plan Year in which such resignation occurs, his Pre-Retirement Account shall be increased or decreased as of the date of his resignation by the Index Retirement Benefit determined as of such resignation date. The Opportunity Cost component of the Index Retirement Benefit shall be determined as of his resignation date. If the Executive voluntarily resigns from service with the Bank AFTER the expiration of the one year period next following a Change of Control and such resignation also occurs prior to his Early Retirement Age, his Pre-Retirement Account shall continue to be increased or decreased each Plan Year in the manner set forth in the first paragraph of this Subparagraph I F.

          An illustration of the calculation of the Pre-Retirement Account liability balance as set forth herein is attached hereto and marked as Exhibit "A". The numbers referred to in said Exhibit A are not actual nor representative of any Pre-Retirement Account liability balance that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes only and the Bank does not make any promises or other representations regarding any said amounts set forth therein.

     G.   Index Retirement Benefit:

          The "Index Retirement Benefit" for the Executive for each Plan Year shall be equal to the excess (if any) of the Index [Subparagraph I H] for that Plan Year over the Opportunity Cost [Subparagraph I I] for that Plan Year, divided by a factor equal to 1.03 minus the Bank's marginal tax rate for the Plan Year. The Bank's marginal tax rate shall be determined annually by the Bank's certified public accounting firm and shall be binding on the Bank and the Executive.

          An illustration of the calculation of the Index Retirement Benefit as set forth herein is attached hereto and marked as Exhibit "A". The numbers referred to in said Exhibit A are not actual nor representative of any Index Retirement Benefit that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes only and the Bank does not make any promises or other representations regarding any said amounts set forth therein.

     H.   Index:

          The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contract(s) were purchased on the Effective Date of this Executive Agreement.

          Insurance Company:          Alexander Hamilton
          Policy Form:                Flexible Premium Adjustable Life
          Policy Name:                Executive Security Plan IV
          Insured's Age and Sex:      54, Male
          Riders:                     None
          Ratings:                    According to the health of the insured
          Option:                     Level Death Benefit
          Face Amount:                $874,000
          Premiums Paid:              $131,500
          Number of Premium Payments: 3
          Assumed Purchase Date:      October 20, 1999

          Insurance Company:          Union Central
          Policy Form:                Universal Life Insurance
          Policy Name:                COLI UL
          Insured's Age and Sex:      54, Male
          Riders:                     None
          Ratings:                    According to the health of the insured
          Option:                     Level Death Benefit
          Face Amount:                $1,038,200
          Premiums Paid:              $131,500
          Number of Premium Payments: 3
          Assumed Purchase Date:      October 20, 1999

          If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates they were actually purchased shall be used in calculations under this Executive Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall utilize for purposes of this Executive Agreement annual policy illustrations that assume the above-described policies were purchased or had not subsequently surrendered or lapsed, which illustrations will be obtained from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.

          In either case, references to the life insurance contracts are merely for purposes of calculating the Index Retirement Benefit. The Bank has no obligation to purchase such life insurance contracts and, if purchased, the Executive and his beneficiary(ies) shall have no ownership interest in such policy(ies) and shall always have no greater interest in the benefits under this Executive Agreement than that of an unsecured creditor of the Bank.

          An illustration of the calculation of the Index as set forth herein is attached hereto and marked as Exhibit "A". The numbers referred to in said Exhibit A are not actual nor representative of any Index that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes only and the Bank does not make any promises or other representations regarding any said amounts set forth therein.

     I.   Opportunity Cost:

          The "Opportunity Cost" for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of "Index" plus the amount of any after-tax benefits paid to the Executive pursuant to this Executive Agreement (Paragraph II hereinafter) plus the amount of all previous years after-tax Opportunity Costs, and multiplying that sum by the average annualized after-tax yield of a one-year Treasury Bill. The "average annualized after-tax yield of a one-year Treasury Bill" means
          (i) the sum of each of the twelve after-tax yields of a one-year Treasury Bill as published by the Federal Reserve as of the first day of each month within the Plan Year divided by twelve (ii) multiplied by one minus the Bank's marginal tax rate for the Plan Year.

          An illustration of the calculation of the Opportunity Cost as set forth herein is attached hereto and marked as Exhibit "A". The numbers referred to in said Exhibit A are not actual nor representative of any Opportunity Cost that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes only and the Bank does not make any promises or other representations regarding any said amounts set forth therein.

     J.   Change of Control:

          "Change of Control" shall be deemed to have occurred upon the cumulative transfer of more than twenty-five percent (25%) of the voting stock of the Bank from and after the Effective Date of this Executive Agreement. For purposes of this Executive Agreement, transfers of the voting stock of the Bank on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control.

     K.   Normal Retirement Age:

          "Normal Retirement Age" shall mean the date on which the Executive attains age sixty-five (65).

II.  INDEX BENEFITS

     A.   Retirement Benefits:

          Subject to Subparagraph II E hereinafter, if the Executive remains an employee of the Bank until his Normal Retirement Age he shall be entitled to receive the balance in his Pre-Retirement Account in ten
          (10) equal annual installments. The first installment shall commence within the thirty (30) day period next following his Retirement Date. The Executive shall have the option, said option to be exercised in writing at least one (1) year prior to said retirement, to receive the benefits provided herein in a lump sum or in five (5) equal annual installments. If the Executive fails to exercise said option, then the Executive shall receive the payments in ten (10) equal annual installments as provided herein. In addition to these benefit payments and commencing in conjunction therewith, the Index Retirement Benefit [Subparagraph I G] for each Plan Year subsequent to the Executive's retirement, and including the remaining portion of the Plan Year following said retirement, shall be paid to the Executive in a lump sum as of the beginning of each Plan Year until the Executive's death.

     B.   Early Retirement:

          Subject to Subparagraph II E, should the Executive elect Early Retirement or be discharged without cause by the Bank subsequent to his Early Retirement Age [Subparagraph I D], the Executive shall be entitled to receive the balance in his Pre-Retirement Account in ten
          (10) equal annual installments. The first installment shall commence within the thirty (30) day period next following his Early Retirement Date [Subparagraph I (D)]. The Executive shall have the option, said option to be exercised at least one (1) year prior to said early retirement, to receive the benefits provided herein in a lump sum or five (5) equal annual installments. If the Executive fails to exercise said option, then the Executive shall receive the payments in ten (10) equal annual installments as provided herein. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive retires early, and including the remaining portion of the Plan Year in which the Executive retires early, shall be paid to the Executive in a lump sum as of the beginning of the Plan Year until the Executive's death.

     C.   Termination of Service:

          Subject to paragraph II E, upon a Termination of Service, the Executive shall be entitled to receive the vested percentage of the balance in his Pre-Retirement Account. The Executive shall be vested in a percentage of the balance of such Pre-Retirement Account, depending on the number of his years of service with the Bank at the time of his Termination of Service, as follows:

Number of years of Service   Vested Percentage
--------------------------   -----------------
Fewer than 1                          0%
1                                    20%
2                                    40%
3                                    60%
4                                    80%
5 or more                           100%

          In any event, the Executive shall be 100% vested in his Pre-Retirement Account upon attaining his Early Retirement Age, terminating service as a result of disability, his discharge by the Bank without cause following a Change of Control, or his death while in service, regardless of the number of his years of service.

          A "year of service" with respect to the Executive means each twelve consecutive month period commencing with his initial date of hire or with any anniversary thereof during which he was a full-time employee of the Bank. Except as otherwise provided in Subparagraph I F(i), the Executive's Pre-Retirement Account shall be increased or decreased each Plan Year until his Normal Retirement Age.

          The vested balance of his Pre-Retirement Account shall be payable to the Executive in ten (10) equal annual installments. The first installment shall commence within the thirty (30) day period next following his Normal Retirement Age [Subparagraph I K]. The Executive shall have the option, said option to be exercised in writing at least one (1) year prior to the Executive's Normal Retirement Age, to receive the benefits provided herein in a lump sum or five (5) equal annual installments. If the Executive fails to exercise said option, then the Executive shall receive the payments in ten (10) equal annual installments as provided herein. In addition to these benefit payments and commencing in conjunction therewith, the Executive shall be entitled to receive the vested percentage (as determined in accordance with the vesting schedule above) of the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive attains his Normal Retirement Age, and including the remaining portion of the Plan Year in which the Executive attains Normal Retirement Age, shall be paid to the Executive in a lump sum as of the beginning of each Plan Year until the Executive's death.

     D.   Death:

          Should the Executive die while there is a balance in the Executive's Pre-Retirement Account (regardless of whether the Executive is then in service), the entire unpaid balance of the Executive's vested Pre-Retirement Account shall be paid in a lump sum to the beneficiary or beneficiaries the Executive may have designated in writing on a form approved by the Bank and filed with the Bank. In the absence of any effective designation of beneficiary(ies), the unpaid vested balance shall be paid as set forth herein to the duly qualified executor or administrator of the Executive's estate. Said payment due hereunder shall be made on the first day of the second month following the month in which the death of the Executive occurred. Provided, however, that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if the Executive dies on or before the 20th day of October, 2001. Except as provided in this paragraph D, no death benefit is provided under this Executive Agreement.

     E.   Discharge for Cause:

          Should the Executive be discharged for "Cause" at any time, all benefits under this Executive Agreement shall be forfeited and no payments shall be made to the Executive under this Executive Agreement. The term for "cause" shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect of the Executive; or (ii) the commission by the Executive of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty. If a dispute arises as to discharge for "cause", such dispute shall be resolved by arbitration as set forth in Subparagraph VI B of this Executive Agreement.

     F.   Disability Benefit:

          In the event the Executive becomes disabled prior to any Termination of Service, and the Executive's employment is terminated because of such disability, he shall begin receiving the balance in his Pre-Retirement Account as soon as practical following his termination in accordance with the payment provisions described in Subparagraph II A above. Such benefit shall begin without regard to the Executive's Normal Retirement Age and the Executive shall be one hundred percent (100%) vested in his entire Pre-Retirement Account. In addition to these benefit payments and commencing in conjunction therewith, the Index Retirement Benefit [Subparagraph I G] for each Plan Year subsequent to the Executive's termination of service as a result of disability, and including the remaining portion of the Plan Year following said termination, shall be paid to the Executive in a lump sum as of the beginning of each Plan Year until the Executive's death.

          Disability shall be as defined in the Bank's Long Term Disability policy in effect at the time of the determination of said disability.

III. RESTRICTIONS UPON FUNDING

     The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Agreement. The Executive, his beneficiary(ies), or any successor in interest shall be and remain simply a general, unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The obligation of the Bank to make payments under this Executive Agreement shall constitute a general unsecured obligation of the Bank to the Executive.

     The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Agreement or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

     If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information as may be necessary to obtain such insurance or annuities.

IV.  CHANGE OF CONTROL

     If the Executive is discharged by the Bank, without cause following a Change of Control, then the Executive shall be entitled to receive the benefits promised in this Executive Agreement upon attaining his Normal Retirement Age (or as of his Early Retirement Date, if such discharge occurs after his Early Retirement Age), as if the Executive had been continuously employed by the Bank until the Executive's Normal Retirement Age (or, if applicable, his Early Retirement Age). If the Executive voluntarily resigns from service with the Bank on or after the expiration of the twelve (12) month period next following said Change of Control and prior to his Early Retirement Age, then the Executive shall receive one hundred percent (100%) of the benefits promised in this Executive Agreement as set forth in Subparagraph II A upon attaining his Normal Retirement Age, as if the Executive had been continuously employed by the Bank until the Executive's Normal Retirement Age. The Executive will also remain eligible for all promised death benefits in this Executive Agreement. See Subparagraph I F (i) for certain consequences that apply if the Executive voluntarily resigns from service with the Bank within the twelve-month period next following a Change of Control.

V.   MISCELLANEOUS

     A.   Alienability and Assignment Prohibition:

          Neither the Executive, nor the Executive's surviving spouse, nor any other beneficiary(ies) under this Executive Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive's beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank's liabilities shall forthwith cease and terminate.

     B.   Binding Obligation of the Bank and any Successor in Interest:

          The Bank shall not merge or consolidate into or with another bank, firm, or person, or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Agreement. This Executive Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

     C.   Amendment or Revocation:

          It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Agreement may be amended or revoked at any time or times, in whole or in part, but only by the mutual written consent of the Executive and the Bank. Any amendment or revocation that is not in writing and not agreed to by both parties hereto shall be null and void.

     D.   Gender:

          Whenever in this Executive Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

     E.   Effect on Other Bank Benefit Plans:

          Nothing contained in this Executive Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank's existing or future compensation structure.

     F.   Headings:

          Headings and subheadings in this Executive Agreement are inserted for reference and convenience only and shall not be deemed a part of this Executive Agreement.

     G.   Applicable Law:

          The validity and interpretation of this Agreement shall be governed by the laws of the State of Georgia.

     H.   12 U.S.C. Section 1828(k):

          Any payments made to the Executive pursuant to this Executive Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) or any regulations promulgated thereunder.

     I.   Partial Invalidity:

          If any term, provision, covenant, or condition of this Executive Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Agreement shall remain in full force and effect notwithstanding such partial invalidity.

     J.   Employment:

          No provision of this Executive Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Bank to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive's rights to voluntarily sever the Executive's employment at any time.

     K.   Exhibit A:

          An illustration of the calculation of certain components of the Index Retirement Benefit set forth in this Executive Agreement is attached hereto and marked as Exhibit "A". The numbers referred to in said Exhibit A are not actual nor representative of any amounts that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes only and the Bank does not make any promises or other representations regarding any said amounts set forth therein.

     L.   Notices:

          The Executive and each beneficiary of the Executive shall be responsible for furnishing the Bank with his current address for the mailing of notices, reports, and benefit payments. Any notice required or permitted to be given to the Executive or beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Executive or beneficiary furnishes the proper address.

     M.   Lost Distributees:

          A benefit shall be deemed forfeited if the Bank is unable after a reasonable period of time to locate the Executive or beneficiary to whom payment is due; provided, however that such benefit shall be reinstated if a valid claim is made by or on behalf of the Executive or beneficiary for the forfeited benefit.

     N.   Reliance on Data:

          The Bank shall have the right to rely on any data provided by the Executive or by any beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through the Executive, and the Bank shall have no obligation to inquire into the accuracy of any representation made at any time by the Executive or beneficiary.

     O.   Receipt and Release for Payments:

          Any payment made to or with respect to the Executive or beneficiary under this Executive Agreement, or pursuant to a disclaimer by a beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank. The recipient of any payment from this Executive Agreement may be required by the Bank, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Bank.

     P.   Withholding Taxes:

          The Bank may satisfy all federal, state, and local withholding tax requirements prior to making any benefit payment under this Executive Agreement to the Executive or beneficiary. Payments made under this Executive Agreement shall be net of any amounts sufficient to satisfy all federal, state, and local withholding tax requirements.

VI.  ADMINISTRATION AND CLAIMS PROCEDURE

     A.   Administration by the Bank:

          The Bank shall be responsible for the management, control and administration of this Executive Agreement. The Bank may delegate to others certain aspects of the management and operation responsibilities of this Executive Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     B.   Claims Procedure and Arbitration:

          In the event a dispute arises over benefits under this Executive Agreement and benefits are not paid to the Executive (or to the Executive's beneficiary(ies) in the case of the Executive's death) (individually and collectively the "claimant") and such claimant feels he is are entitled to receive such benefits, then a written claim must be made to the Bank within sixty (60) days from the date payments are refused. The Bank shall review the written claim and if the claim is denied, in whole or in part, the Bank shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Executive Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by the claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Bank fails to take any action within the aforesaid sixty-day period.

          If a claimant desires a second review, the claimant shall notify the Bank in writing within sixty (60) days of the first claim denial. The claimant may review this Executive Agreement or any documents relating thereto and submit any written issues and comments the claimant may feel appropriate. In its sole discretion, the Bank shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Executive Agreement upon which the decision is based.

          If the claimant continues to dispute the benefit denial based upon completed performance of this Executive Agreement or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimant. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it.

          If a dispute arises as to the Bank's discharge of the Executive for "cause", such dispute shall likewise be submitted to arbitration as above-described and the parties hereto agree to be bound by the decision thereunder.

     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Executive Agreement and executed the original thereof on the 20th day of October, 1999, and that, upon execution, each has received a conforming copy.

                             GWINNETT BANKING COMPANY
                             Lawrenceville, Georgia



/s/ Darrell Sumner           By: /s/ John T. Hopkins III    EVP/CFO
--------------------------       ------------------------   Title
Witness


/s/ Darrell Sumner           /s/ Larry D. Key
--------------------------   ----------------------------
Witness                      Larry Key


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